Exhibit 5.1

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100

WASHINGTON, D.C. 20007

(202) 295-4500

WWW.SFTTLAW.COM

November 1, 2022

Southern Missouri Bancorp, Inc.

2991 Oak Grove Road

Poplar Bluff, Missouri 63901

Ladies and Gentlemen:

We have acted as special counsel to Southern Missouri Bancorp, Inc., a Missouri corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as it may be amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), up to 2,500,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), to be issued by the Company pursuant to the Agreement and Plan of Merger, dated as of September 20, 2022 (the “Merger Agreement”), by and among the Company, Southern Missouri Acquisition VI Corp., a Missouri corporation (“Merger Sub”), and Citizens Bancshares Co., a Missouri corporation (“Citizens”), which provides for the merger of Citizens with and into Merger Sub (the “Merger”), followed immediately thereafter by the merger of Merger Sub with and into the Company, pursuant to the terms of the Merger Agreement.

In connection with the rendering of the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation and bylaws of the Company as currently in effect; (iii) the Merger Agreement; (iv) resolutions adopted by the Company’s Board of Directors; and (v) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company, Merger Sub, Citizens or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of the Company and Citizens set forth in the Merger Agreement. We have further assumed that all persons, other than the Company and Merger Sub, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such persons, other than the Company and Merger Sub, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Further, in rendering the opinion set forth below we have assumed that, prior to the issuance by the Company of any shares of Common Stock pursuant to the Merger Agreement: (i) the Registration Statement shall have become, and shall remain, effective under the Securities Act; (ii) the shareholders of Citizens, by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Citizens’ common stock entitled to vote shall have approved the Merger Agreement; (iii) the shareholders of the Company, as required by the NASDAQ Marketplace Rules, by the affirmative vote of the holders of not less than a majority of the outstanding shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote on the matter shall have approved the issuance of the Company’s Common Stock to Citizens’ shareholders pursuant to the Merger Agreement and (iii) articles of merger to effect the Merger shall have been duly filed with and accepted for filing by the Secretary of State of the State of Missouri.

Southern Missouri Bancorp, Inc.

November 1, 2022

Our opinion is limited to applicable provisions of the General and Business Corporation Law of Missouri. We express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and having a regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock to be issued in the Merger will be, upon issuance by the Company in accordance with the Merger Agreement, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the proxy statement/prospectus included therein. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion is to be used only in connection with the Registration Statement. This opinion is for your benefit and may only be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP